Exhibit 99.1

Citizens Financial Corp. announces earnings for the first half of 2008 at $815,000 compared to $724,000 in the first half of 2007.  The increase is primarily attributable to a lower provision for loan loss of $348,000 in 2008 compared to $656,000 in 2008, as well as lower expenses related to foreclosed properties falling by $142,000 to $4,000 in 2008.  These savings were partially offset by continued pressure on our net interest margin as market interest rates fallen 225 basis points since year end.

Citizens is a one bank holding company which serves much of eastern West Virginia through the six branches of it’s subsidiary, Citizens National Bank, and is headquartered in Elkins, West Virginia.  The company’s stock trades on the over the counter bulletin board under the symbol CIWV.  Additional information about the company and its performance will be made available on the company’s website at www.cnbelkins.com in its Form 10-Q to be filed prior to August 14, 2008.